Exhibit 15

[Letterhead of Deloitte & Touche LLP, Atlanta, Georgia]

August 9, 2004

Delta Air Lines, Inc. Atlanta, Georgia

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Delta Air Lines, Inc. and subsidiaries for the periods ended June 30, 2004 and 2003, as indicated in our report dated August 9, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statements No. 2-94541, 333-65218, 333-108176 and 333-115206 on Form S-3; Registration Statements No. 333-106952 and 333-112835 on Form S-4; and Registration Statements No. 33-65391, 333-16471, 333-92291, 333-46904, 333-48718, 33-30454, 333-49553 and 333-73856 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP